Exhibit 99.1

Novatel Wireless Appoints Telecom Veteran Sue

Swenson to Board of Directors

SAN DIEGO – June 11, 2012 – Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of intelligent wireless solutions, today announced that its board of directors has appointed Sue Swenson to the board effective June 8, 2012.

“We’re excited to welcome Sue Swenson to our board of directors,” said Peter Leparulo, CEO and Chairman of the Board for Novatel Wireless. “Sue is a telecom visionary with a proven track record of execution and with a solid understanding of our products and markets. Her wealth of knowledge and expertise will be a strong asset to our mobile computing and M2M businesses.”

Ms. Swenson has more than 20 years of executive management experience in the telecommunications industry and considerable experience serving on the boards of growing technology companies. Since 1994, she has been a director of Wells Fargo and sits on their Audit and Examination Committee and Governance and Nominating Committee. Ms. Swenson also is a director on the boards of Spirent Communications Plc and Harmonic, Inc., and has previously served on boards of numerous public and private companies, including Leap Wireless International, mBlox and Palm. Ms. Swenson recently retired as president and CEO of Sage Software, Inc. Before joining Sage Software, Ms. Swenson held positions in a variety of telecom companies, including COO of Atrinsic, Inc. (formerly known as New Motion, Inc.), COO of Amp’d Mobile, Inc., president and COO of Leap Wireless International, Inc., and president and CEO of Cellular One.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of intelligent wireless solutions based on 2G, 3G and 4G technologies providing wireless connectivity. The Company delivers specialized wireless solutions to carriers, distributors, retailers, OEMs and vertical markets worldwide. Novatel Wireless’ Intelligent Mobile Hotspot products, software, USB modems, embedded modules and smart M2M modules provide

Novatel Wireless Appoints Sue Swenson to Board of Directors	Page 2 of 2

innovative anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

(C) 2012 Novatel Wireless. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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Contacts:

Media:

Charlotte Rubin

Novatel Wireless

+1 (858) 812-3431

crubin@nvtl.com

Investors:

William A. Walkowiak, CFA

Novatel Wireless

+1 (858) 431-3711

ir@nvtl.com